Exhibit 5.2

new york 601 Lexington Avenue 31st Floor New York, NY 10022 T + 1 212 277 4000 F + 1 212 277 4001 W www.freshfields.com doc id US3469058 our ref MAL/VFJ client-matter no. 166917-0007

The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202

April 28, 2020

Ladies and Gentlemen:

We are acting as counsel to the Underwriters (as defined below) in relation to the Registration Statement on Form S-3 (File No. 333-231727) (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), with respect to the issuance of $500,000,000 aggregate principal amount of 2.200% Senior Notes due 2030 (the Notes) of The Kroger Co., an Ohio corporation (the Company), pursuant to an Underwriting Agreement dated April 21, 2020 (the Underwriting Agreement), which is incorporated by reference in its entirety in the Pricing Agreement dated April 21, 2020 (the Pricing Agreement), among the Company and the underwriters named therein (the Underwriters).

This opinion is confined to the law of the State of New York and, accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

The Freshfields Bruckhaus Deringer US LLP partners include members of the Bars of the State of New York and the District of Columbia, Solicitors of the Supreme Court of England and Wales and Rechtsanwälte of Germany.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)	the Underwriting Agreement;

(b)	the Pricing Agreement;

(c)	the Indenture dated June 25, 1999 among the Company and U.S. Bank National Association (formerly known as Firstar Bank, N.A.), as trustee (the Trustee), as amended and supplemented prior to the date hereof (the Base Indenture) and as amended and supplemented by the Forty-Eighth Supplemental Indenture dated as of April 28, 2020 (together with the Base Indenture, collectively, the Indenture); and

(d)	the global note representing the Notes (together with the Underwriting Agreement, the Pricing Agreement and the Indenture, the Notes Documents).

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the Underwriting Agreement and oral or written statements and representations of public officials, officers and other representatives of the Company.

In rendering the opinions set forth herein, we have assumed further that (a) the Company is validly existing and in good standing under the law of its jurisdiction of organization, (b) the Company has the power and authority to execute and deliver the Notes Documents, perform its obligations thereunder and consummate the transactions contemplated thereby, (c) each of the Notes Documents has been duly authorized, executed and delivered by all of the parties thereto, (d) each of the Notes Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with its terms, (e) the Notes have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Notes Documents, (f) the execution, delivery and performance by the Company of the Notes Documents do not violate the laws of the jurisdiction in which it is organized or the law of any other jurisdiction (other than with respect to matters related to the law of the State of New York) and (g) the execution, delivery and performance by the Company of the Notes Documents do not constitute a breach or violation of any agreement or instrument to which the Company is a party or which is binding upon the Company or constitute a breach or violation of any organizational documents of the Company.

Based upon and subject to the foregoing, and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinions expressed below, we are of the opinion that the Notes, when paid for by the Underwriters in accordance with the terms of the Notes Documents, will constitute valid and legally binding obligations of the Company.

Our opinions above are subject to (A) (1) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and (2) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and (B) limitations on the right to indemnity and contribution under applicable law and public policy. In addition, we express no opinion as to the validity, legally binding effect or enforceability of any waiver of immunity, any waiver of a right to trial by jury or any provisions relating to partial unenforceability.

In connection with any provisions whereby the parties submit to the jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in The City, County and State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on U.S. federal court jurisdiction. In connection with provisions which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a U.S. district court has discretion to transfer an action from one U.S. federal court to another, and we also note that a New York State court and a U.S. federal court may dismiss an action on the ground that such court is an improper venue or inconvenient forum.

In addition, we express no opinion as to the validity, binding effect or enforceability of any provision of the Notes Documents:

(i)	related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(ii)	specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(iii)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

Additionally, we express no opinion as to the submission to the jurisdiction of United States federal courts insofar as it relates to the subject matter jurisdiction of any United States federal court sitting in the Borough of Manhattan, The City of New York, to adjudicate any controversy related to the Underwriting Agreement, the Pricing Agreement, the Indenture or any document related thereto.

This opinion is furnished solely for your benefit in connection with internal counsel for the Company rendering an opinion to the Company to be filed as an exhibit to a Current Report on Form 8-K of the Company to be filed with the SEC, which will be incorporated by reference in the Registration Statement (the Form 8-K). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K, and to the reference to this firm under the caption “Validity of the Notes” in the prospectus supplement that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP